Arcadia Biosciences (RKDA) Announces Second-Quarter and First-Half 2024 Financial Results and Business Highlights

-- Company closes $4M transaction with Corteva Agriscience --

-- Above Food Corp acquires GoodWheatTM brand --

-- Zola® coconut water sales increase 42% year over year --

Dallas, Texas (August 13, 2024) – Arcadia Biosciences, Inc.® (Nasdaq: RKDA), a producer and marketer of innovative, plant-based health and wellness products, today released its financial and business results for the second quarter and first half of 2024.

“The second quarter of 2024 was a significant turning point for Arcadia as we transform the business and chart our path to becoming cash flow positive,” said T.J. Schaefer, president and CEO. “We monetized our wheat IP through two transactions: selling our resistant starch wheat trait to a wholly owned subsidiary of Corteva Agriscience for $4 million; and selling our GoodWheatTM brand to Above Food for net payments of $4 million over the next three years. In addition, we’ve secured significant distribution gains for Zola® coconut water and launched two new flavors and are positioned to grow faster than the category and gain market share.”

“Over the last two years, we’ve exited several underperforming brands, right sized the organization and streamlined our cost structure in order to extend our runway. While we continue to explore strategic alternatives, our focus for the remainder of the year remains on reducing our operating costs and accelerating growth in Zola,” Schaefer said.

Recent Operating and Business Highlights

• Arcadia Sells Resistant Starch Durum Trait to Corteva Agriscience. In May 2024, Arcadia sold its non-GMO Resistant Starch (RS) Durum trait to longtime partner Corteva Agriscience. Arcadia and Corteva began collaborating in 2017 to develop and commercialize RS Durum in North America, and this transaction allowed Arcadia to advance the monetization of its wheat technology with a one-time payment of $4 million.

• Arcadia Sells GoodWheat Brand to Above Food Corp. Also in Q2, Above Food Corp acquired the GoodWheat brand of better-for-you wheat products from Arcadia for $4 million in net payments over the next three years. The GoodWheat brand was launched in 2018 to help consumers get more fiber in their diets by increasing the amount of fiber in the delicious foods they love, using Arcadia’s patented non-GMO wheat grain that is naturally higher in fiber and protein.

• Zola Coconut Water Ships New Flavors and Increases Sales. Distribution gains for Zola continued as the new pineapple and lime flavors began shipping in Q2. Zola sales outperformed the coconut water category, with year over year sales increasing 42%.

• Arcadia Announces CEO Transition. Following the recent departure of Stan Jacot, Thomas J. Schaefer was appointed president and CEO of Arcadia. Schaefer was previously Arcadia’s chief financial officer and brings more than 20 years of experience in investments, corporate finance and consumer products.

Arcadia Biosciences, Inc.

Financial Snapshot

(Unaudited)

($ in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2024	2023	Favorable / (Unfavorable)		2024	2023	Favorable / (Unfavorable)
			$	%			$	%
Total revenues	1,306	1,297	9	1%	2,293	2,379	(86)	(4%)
Total operating expenses	(674)	2,751	3,425	125%	1,901	5,889	3,988	68%
Income (loss) from continuing operations	1,980	(1,454)	3,434	236%	392	(3,510)	3,902	111%
Net income (loss) attributable to common stockholders	1,061	823	238	29%	(1,362)	(8,561)	7,199	84%

Certain previously reported financial information has been reclassified to conform to the current year presentation. Reclassifications are related to the presentation of the financial results of our former GoodWheat and body care brands as discontinued operations. The financial information above and narrative that follows relate to continuing operations unless stated otherwise.

More detailed financial statements are included in the Form 8-K filed today, available in the Investors section of the company’s website under SEC Filings.

Revenues

Revenue increased slightly during the second quarter of 2024 compared to the same period in 2023 driven by an increase in Zola sales that was partially offset by a decrease in GLA sales. Revenue decreased $86,000 during the first half of 2024 compared to the same period in 2023 driven by a decrease in GLA sales despite an increase in Zola sales year over year.

Operating Expenses

Operating expenses decreased by $3.4 million and $4.0 million during the second quarter and first half of 2024 compared to the same periods in 2023, respectively, driven by a gain of $4.0 million related to the asset sale to Corteva Agriscience in 2024.

Cost of revenues decreased $17,000 and $74,000 during the second quarter and first half of 2024, respectively, compared to the same periods in 2023 driven by a decrease in freight cost.

General and administrative expenses increased $609,000 and $74,000 during the second quarter and first half of 2024, respectively, compared to the same periods in 2023 due to higher consulting and legal expenses associated with the Corteva and Above Food transactions in 2024.

Net Income (Loss) Attributable to Common Stockholders

Net income attributable to common stockholders for the second quarter of 2024 was $1.1 million, or $0.78 per share, compared to $823,000, or $0.61 per share, for the same period in 2023. The improvement was primarily driven by the year over year decrease in net loss from discontinued operations.

Net loss attributable to common stockholders for the first half of 2024 was $1.4 million, or $1.00 per share, a $7.2 million improvement from the $8.6 million, or $7.70 per share, net loss for same period in 2023. The improvement was primarily driven by the $4.0 million gain related to the asset sale to Corteva in 2024, as well as the year over year decrease in net loss from discontinued operations.

Conference Call and Webcast

The company has scheduled a conference call for 4:30 p.m. Eastern time (1:30 p.m. Pacific time) today, August 13, to discuss second-quarter results and key strategic achievements. Interested participants can join the conference call using the following options:

•
An audio-only webcast of the conference call will be available in the Investors section of Arcadia’s website.
•
To join the live call, please register here, and a dial-in number and unique PIN will be provided.

Following completion of the call, a recorded replay will be available on the company’s investor website.

About Arcadia Biosciences, Inc.

Since 2002, Arcadia Biosciences (Nasdaq: RKDA) has been innovating crops to provide high-value, healthy ingredients to meet consumer demands for healthier choices. With its roots in agricultural innovation, Arcadia cultivates next-generation wellness products that make every body feel good. For more information, visit www.arcadiabio.com.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release and the accompanying conference call contain forward-looking statements about the company and its products, including statements relating to the company’s growth, strategic process, business focus, reduction in operating costs, cash position, financial performance and commercialization of products. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to, the risks set forth in filings that Arcadia makes with the Securities and Exchange Commission from time to time, including in Arcadia’s Annual Report on Form 10-K for the year ended December 31, 2023. These forward-looking statements speak only as of the date hereof, and Arcadia Biosciences, Inc. undertakes no duty to update this information.

Arcadia Biosciences Contact:

Sue Wandell

ir@arcadiabio.com

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